UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15D of the Securities Exchange Act of 1934

Date of Report - August 27, 1998

ATLANTA TECHNOLOGY GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware                0-23062                 58-2077053
(State or other       (Commission file no.)     (IRS E.I.N.)
jurisdiction of
incorporation)

5535 State Bridge Rd,, Alpharetta, GA 30024
(Address of principal executive offices)

Registrant's telephone number, including area code  (770) 814-2442




Item 4.  Changes in Registrant's Certifying Accountant


This filing is made pursuant to Section 304 of Regulation S-K to report the engagement of Metcalf, Rice, Fricke & Davis,Certified Public Accountants, 3445 Peachtree Road, NE,Atlanta, GA as the certifying accountant for Atlanta Technology Group, Inc. This engagement was effective August 19,1998.

Item 16.  Exhibit to 8-K Engagement Letter from Auditor






                                                      August 19, 1998




Mr. Hale Spiegelberg
Chairman
Atlanta Technology Group, Inc.
5535 State Bridge Road
Alpharetta, Georgia  30022

Dear Mr. Spiegelberg:

This letter is to confirm our understanding of the terms and objectives of our ensuing engagement and the nature and limitations of the services we will provide.

We will audit the consolidated balance sheets of Atlanta Technology Group,Inc. d/b/a Document Plus as of December 31, 1997 and succeeding years, and the related statements of earnings, retained earnings (accumulated deficits), and
cash flows for the years then ended.    Our audits will be performed in
accordance with generally accepted auditing standards and will include our examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our objective will be the completion of the foregoing audit and, upon its completion and subject to its findings, the rendering of our report.

As you know, the financial statements are the responsibility of the management and board of directors of your Company who are primarily responsible for the data and information set forth therein, as well as for the evaluation of the capability and integrity of the Company's personnel and the maintenance of an appropriate internal control structure, which includes adequate accounting records and procedures to safeguard the Company's assets. Accordingly, our completion of the audit will require management's cooperation In addition, as required by generally accepted auditing standards, our procedures will include obtaining written representation from management concerning matters which we will rely upon - and the Company will indemnify and hold us harmless from any liability, damages and legal or other costs we might sustain in the event that such representations are false.

In providing for an audit to be performed on a test basis, generally accepted auditing standards require the auditor to obtain reasonable, but not absolute assurance that the financial statements are free from material misstatement. Accordingly, an audit is not a special examination designed to detect defalcations or fraud, nor a guarantee of the accuracy of the financial statements and is subject to the inherent risk that errors, irregularities, or illegal acts, if they exist, might not be detected. However, if you wish us to direct special auditing procedures to such matters, we would be pleased to work with you to develop a separate engagement for that purpose.

While our audit will be conducted with due regard to the rules and regulation of the Securities and Exchange Commission relative to matters of accounting, it should be understood that our report and the financial statements and schedules are subject to review by the Commission and to their interpretation of the applicable rules and regulations.

If requested, we will assist the Company with preparing its annual 10K and its Forms 10-Q for each of the first three-quarters of the fiscal year ending December 31, 1998. Our assistance will be limited to advising management as to the form and content of financial information to be included in such Forms 10-Q and will not constitute an audit or a review, as described in standards established by the American Institute of Certified Public Accountants. We do not intend to issue a report on our assistance.

Your personnel will furnish us with the items listed in the attachment and will arrange for us to obtain access to Alan Fields, CPA workpapers, as requested. Further, we understand that Alan Fields, CPA has been engaged to prepare the U.S. and various required state income tax returns for the year ending December 31, 1997. We would like to review the returns when completed, as part of our engagement.

Our billings for the services set forth in this letter, which will be based on our rates for this type of work, will be rendered semi-monthly based on work performed the previous period and are payable upon receipt. Our estimates of these fees are attached for the aforementioned two years. It is understood that our responsibility for such services will extend only to periods covered by our audit and will not include any claims pertaining to later periods for which we are not engaged as auditors.

This engagement includes only those services specifically described in this letter and appearances before judicial proceedings, governmental organizations or regulatory bodies, such as the Internal Revenue Service or Securities and Exchange Commission arising out of this engagement will be billed to you separately.

As a supplement to this letter, we are enclosing an explanation of certain of our Firm's Client Service Concepts. We have found that such explanation helps to clarify our services and enhances our ability to work more closely with our clients.

We look forward to providing the services described in this letter, as well as other accounting or consulting services agreeable to us both. In the unlikely event that any differences concerning our services or fees should arise that are not resolved by mutual agreement, we both recognize that the matter will probably involve complex business or accounting issues that would be decided most equitably to both parties by a judge hearing the evidence without a jury Accordingly, you and we agree to waive any right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to our services and fees for this engagement.

If any portion of this letter is held invalid, it is agreed that such invalidity shall not affect any of the remaining portions.

If you are in agreement with the terms of this letter, please sign one copy and return it for our files. We appreciate the opportunity to work with you.

                                                        Very truly yours,







The foregoing letter fully describes our understanding and is accepted by us.


       August 19,1998
Date_____________________               ATLANTA TECHNOLOGY GROUP, INC.



                                         /s/ Hale R. Spiegelberg
                                        ___________________________
                                             Hale Spiegelberg